Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Capitol Series Trust:

We consent to the use of our report dated June 27, 2016 on Capitol Series Trust – First Security Municipal Bond Fund’s financial statements, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

August 25, 2017